RELEASE DATE: 4/17/00

NORTH AMERICAN VACCINE AND BAXTER AGREE TO MODIFY SHARE EXCHANGE AGREEMENT

Columbia, MD -- April 17, 2000, North American Vaccine (AMEX: NVX) announced today that it has agreed with Baxter International Inc. (NYSE: BAX) to modify the Share Exchange Agreement between the parties. If the acquisition transaction contemplated by the amended Share Exchange Agreement is consummated, North American Vaccine shareholders will receive $6.73 per share rather than $7.00 per share, which will be comprised of $6.70 of Baxter common stock and $0.03 in cash. Consistent with the original Share Exchange Agreement, the number of Baxter shares to be issued to North American Vaccine shareholders will be set based upon the average closing sale price of Baxter common stock for the ten trading days ending on the fifth trading day prior to consummation of the transaction. The date by which the transaction is to be completed has been extended from May 31, 2000 to June 30, 2000. Under the amended Share Exchange Agreement, the Company will commit an additional $1.3 million to assist it in retaining employees through June 30, 2000.

The Company has failed to satisfy certain conditions to closing under the original Share Exchange Agreement. These and the other conditions to closing have not been modified or waived by the amendment to the Share Exchange Agreement. In addition, the transaction is still subject to shareholder approval. As a result, if the acquisition transaction is approved by the North American Vaccine shareholders, Baxter will have no obligation to consummate the acquisition transaction. Rather, Baxter will have the option, exercisable in its discretion, prior to June 30, 2000 to either waive any non-compliance with conditions to closing and close the transaction or terminate the Share Exchange Agreement, as amended. Either party, if it is not in breach of the Share Exchange Agreement, may terminate the transaction if it does not close by June 30, 2000. As under the original Share Exchange Agreement, the North American Vaccine Board of Directors will recommend that the shareholders vote in favor of the acquisition transaction. Also as under the original Share Exchange Agreement, BioChem Pharma Inc. and Frost-Nevada Partnership, which collectively own approximately 47% of the Company's outstanding equity, have committed to vote in favor of the acquisition transaction. The Company intends to hold a special shareholder meeting to approve the acquisition transaction as promptly as practicable.

Pursuant to a separate agreement, up to $45 million in funding for Company operations is being provided by BioChem Pharma Inc. and Dr. Phillip Frost through June 30, 2000. This financing includes BioChem assuming the approximately $20 million utilized by the Company under a line of credit provided by Bank of America and guaranteed by Baxter. BioChem is providing an additional $20 million and Dr. Frost is providing an additional $5 million. This transitional financing is at a 15% interest rate and is subject to a deferred financing fee of up to $11.25 million in the aggregate. Baxter will have the right to provide the final $5.0 million under these interim financing arrangements in substitution for Dr. Frost and will have a right of first offer to provide any new financing that the Company may require prior to June 30, 2000. Baxter has consented to these interim financing arrangements and is being released from its guarantee.


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North American Vaccine, Inc. is engaged in the research, development, production and sales of vaccines for the prevention of human infectious diseases. North American Vaccine news releases are available on the Company's web site at http://www.nava.com.

This press release contains certain forward looking statements, which are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, including the prospects and timing for consummation of the acquisition transaction, and the availability of funds under interim financing. Investors are cautioned that forward looking statements involve risks and uncertainties that may affect the Company's business and prospects, including without limitation uncertainties relating to satisfying the conditions for the interim financing and the consummation of the acquisition transaction, including without limitation, obtaining the requisite regulatory and shareholder approvals, together with the risk factors discussed in the Company's reports and filings with the U.S. Securities and Exchange Commission.

CONTACT: Tom Newberry, Director, Investor Relations, North American Vaccine, Inc., 10150 Old Columbia Road, Columbia, MD 21046, (410)309-7121.







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